Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Announces Transfer of Common Stock
listing to the New York Stock Exchange

GREEN BAY, WI, May 9, 2022 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet” or the “Company”) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”). The Company’s common stock is expected to begin trading on the NYSE on May 24, 2022, under the ticker symbol of “NIC”. Nicolet will continue to trade its common stock on Nasdaq until the close of the market on May 23, 2022.

“Nicolet is pleased to join the NYSE alongside many of the world’s most established and well-regarded companies,” said Mike Daniels, President and CEO of Nicolet. “As excited as we are about this new partnership, our focus remains steadfast on serving our customers, communities, and employees, with the results of that service being the return to shareholders.”

“We are excited to welcome Nicolet, one of the country’s prominent community banks, as it joins the NYSE’s own community of icons and disruptors,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin, the upper peninsula of Michigan, and Northern Michigan. More information can be found at www.nicoletbank.com.